UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2006

The Houston Exploration Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11899	22-2674487
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Louisiana Street, Suite 2000, Houston, Texas		77002-5215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-830-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2006, The Houston Exploration Company ("Houston Exploration" or the "Company") entered into an employment agreement (the "Agreement") with Robert T. Ray in connection with Mr. Ray’s appointment as Senior Vice President and Chief Financial Officer of the Company.

Under the Agreement, Mr. Ray will initially receive a base salary of $315,000 (subject to review each year by our Compensation Committee) and will be entitled to an annual incentive bonus equal to 55% of his base salary. Payment of the bonus is based on achievement of certain performance goals established each year by our Compensation Committee. In addition, Mr. Ray will receive a signing bonus in the amount of $85,000, along with 20,000 stock options and 7,500 restricted shares of the Company’s stock. Mr. Ray is eligible to participate in our stock compensation and deferred compensation plans, as well as our Supplemental Executive Retirement Plan. The Agreement provides for an automobile allowance of $700 per month and reimbursement of certain business expenses and requires us to provide certain disability and life insurance. The term of the Agreement is three years, which automatically renews each year on the anniversay of the effective date (beginning on the first anniversary) for a new three-year period unless we or Mr. Ray provides notice of termination at least 90 days prior to the end of the applicable term.

The Agreement provides that if we terminate Mr. Ray without "cause" (as defined in the Agreement), or if he terminates his employment with us for "good reason" (as defined in the Agreement, which includes the occurrence of certain events following a change of control), we are obligated to pay him a lump sum severance payment equal to 2.99 times his then current annual rate of total compensation, and to continue certain medical benefits. "Total compensation" is defined in the Agreement to include salary, targeted bonuses (calculated as though the applicable performance goals had been met) and car allowance. Based on Mr. Ray’s initial compensation level, if this occurred, he would receive a cash payment of approximately $1.5 million. The Agreement further provides that if any payments made to Mr. Ray, whether or not under the Agreement, would result in an excise tax being imposed under Section 4999 of the Internal Revenue Code, we will make him "whole" on a net after-tax basis.

We may terminate the Agreement for cause without financial obligation (other than payment of any accrued obligations). Mr. Ray may terminate the Agreement at any time for any reason.

In the event Mr. Ray is terminated by us without cause or upon death or disability, or he terminates his employment with us for good reason, any unvested shares of restricted stock, unvested options or similar deferred compensation will automatically vest and any other conditions to such awards shall be deemed satisfied.

This brief description of material terms of the Agreement is qualified by reference to the provisions of the Agreement attached to this report as Exhibit 99.1, which is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 16, 2005, Houston Exploration announced that Robert T. Ray has been named Senior Vice President and Chief Financial Officer, effective January 18, 2006. Mr. Ray, 45, will oversee our corporate accounting and reporting functions, finance, planning and treasury capacities as well as investor relations.

Most recently, Mr. Ray was employed as senior vice president, chief financial officer and treasurer of Group 1 Automotive from May 2004 through December 2005. Group 1 Automotive is a Fortune 500 automotive retailer with annual sales of approximately $6 billion. Prior to that, Mr. Ray worked for more than 13 years at Dynegy Inc., where he held several senior positions in finance and corporate development, lastly serving as senior vice president and treasurer. He also has professional experience in the areas of banking, public accounting and petroleum engineering. Mr. Ray received his bachelor's degree in petroleum engineering from The University of Texas at Austin and master’s degrees in finance and accounting from the University of Houston.

This brief description is qualified by reference to the press release attached to this report as Exhibit 99.2, which is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

The information included under Items 1.01 and 5.01 above of this report is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Employment Agreement dated January 18, 2006 between Robert T. Ray and The Houston Exploration Company.

99.2 Press release dated January 16, 2006 announcing the appointment of Robert T. Ray as Senior Vice President and Chief Financial Officer of The Houston Exploration Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Houston Exploration Company

January 19, 2006	By:	/s/ James F. Westmoreland

Name: James F. Westmoreland
Title: Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99.1	Employment Agreement dated January 18, 2006 between Robert T. Ray and The Houston Exploration Company.
99.2	Press release dated January 16, 2006 announcing the appointment of Robert T. Ray as Senior Vice President and Chief Financial Officer of The Houston Exploration Company.